Exhibit 99.2

Unless otherwise indicated or unless the context requires otherwise, all references in this Exhibit 99.2 to “we,” “our,” “ours,” and “us” or similar references mean Triumph Bancorp, Inc.

This Exhibit 99.2 contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act, and the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

Excerpt from Preliminary Prospectus Supplement:

Preliminary First Quarter 2018 Results (Unaudited)

The information set forth below is preliminary and unaudited and reflects our estimated financial results as of and for the three months ended March 31, 2018. In preparing this information, management made a number of complex and subjective judgments and estimates about the appropriateness of certain reported amounts and disclosures. The preliminary financial results included in this prospectus supplement are solely our management estimates based on currently available information. Our actual financial results for the first quarter of 2018 have not yet been finalized. These results are not a comprehensive statement of all financial results as of and for the three months ended March 31, 2018 and are not necessarily indicative of the results to be achieved for any future period. We are required to consider all available information through the finalization of our financial statements and their possible impact on our financial conditions and results of operations for the period, including the impact of such information on the complex judgments and estimates referred to above. As a result, subsequent information or events may lead to material differences between the information about the results of operations described herein and the results of operations described in our subsequent quarterly report. Accordingly, you should not place undue reliance on these preliminary financial results. Please see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of certain factors that could result in differences between the preliminary financial data reported below and the final results we report for these periods. The following information should be read together with the historical consolidated financial information contained in our consolidated financial statements and related notes, as well as the information contained under the caption entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2017, which has been filed with the SEC and is incorporated herein by reference. Our independent registered public accounting firm, Crowe Horwath LLP, has not audited or reviewed, and does not express an opinion with respect to, this information.

Based on the information available as of April 6, 2018, we currently estimate that our financial results as of and for the three months ended March 31, 2018 will include net income to common stockholders for the three months ended March 31, 2018 in a range between $11.5 million and $11.9 million, resulting in a range of projected diluted earnings per share of $0.54 to $0.56. Diluted earnings per share includes a $0.02 net benefit from the sale of Triumph Healthcare Finance, which was our healthcare asset-based lending line of business, which resulted in a $1.1 million pre-tax gain on sale, and $360 thousand of pre-tax loss on securities and other real estate owned (“OREO”).

In addition, we estimate financial results as of and for the three months ended March 31, 2018:

•	Net interest income of $46.7 million to $47.3 million. Net interest margin of 6.00% to 6.10%, and yield on loans of 7.60% to 7.70%. Net interest margin and yield on loans are expected to decrease 10-12 basis points and 7-9 basis points, respectively, relative to the prior quarter and were impacted by a full quarter of lower-yielding community banking loans acquired in our acquisition of Valley Bancorp, Inc. (“Valley”) in December 2017, and a 2 basis point increase in the cost of interest bearing deposits.

•	Total loan growth of approximately $63 million, including growth in our commercial finance portfolio of $38 million to $40 million, with average loans for the quarter of $2.75 billion to $2.80 billion.

•	Triumph Business Capital’s estimated period-end client growth for the first quarter is approximately 280 clients or 9%. Estimated average invoice price for the quarter is expected to increase approximately 2% relative to the prior quarter. The total dollar value of invoices purchased is approximately the same as in the prior quarter, reflecting continued strength in the transportation sector during what is typically a seasonally slow quarter.

•	Noninterest income of $4.8 to $5.3 million (generally in line with historical first quarter levels), which includes the pre-tax $1.1 million gain on the sale of Triumph Healthcare Finance, and a $360 thousand loss on securities and OREO. We estimate noninterest expense of $34.0 million to $34.5 million, which includes a full quarter of Valley operations.

•	We estimate our nonperforming assets to total assets ratio at 1.49%, and a net charge-offs to average loans ratio of 0.04% to 0.06%, which reflect steady asset quality throughout the quarter.

•	Regarding the acquisition of Valley, management made a measurement period adjustment to its initial fair value estimate of an acquired bank owned life insurance policy. The adjustment was based on information obtained by management during the first quarter of 2018, and resulted in a $1.7 million increase in goodwill related to the Valley transaction.